Exhibit 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:

Investor Relations Tom Ryan/Ashley Ammon ph: 203.682.8200 ir@providecommerce.com	Jen Carroll ph: 858.729.2761 John Flanagan/Megan McDonnell ph: 203.682.8200

Provide Commerce, Inc. Announces First Quarter Results

—Raises Fiscal Year Guidance—

For the First Quarter:

•	Net Sales Increased 53.8% with a GAAP Loss Per Share of $(0.04)

•	Pro Forma Loss (1) of $(189,000) or $(0.02) Per Share

San Diego, Calif.– November 10, 2004 – Provide Commerce, Inc. (Nasdaq: PRVD), an e-commerce marketplace of websites for perishable goods, today reported financial results for its fiscal first quarter ended September 30, 2004.

The Company reported net sales of $19.9 million for the first quarter of fiscal 2005, up 53.8% from $13.0 million in the first quarter of fiscal 2004. Gross profit increased 65.9% to $9.3 million compared to $5.6 million in the prior year quarter, resulting in a gross margin percentage of 46.7% versus 43.4% in the same period during fiscal 2004. The GAAP net loss attributable to common stockholders for the quarter was $(497,000), or $(0.04) per share, compared to $(2.2 million), or $(0.39) per share, in the first quarter of fiscal 2004. GAAP net loss for the first quarter includes a $449,000 income tax benefit versus no income tax benefit or expense in the first quarter of 2004. GAAP net loss also includes $626,000 of stock based compensation expense as calculated under FAS No. 123, compared to $188,000 in the first quarter of fiscal 2004. The first quarter of fiscal 2004 included a $1.5 million preferred stock dividend payment.

Bill Strauss, Chief Executive Officer of Provide Commerce, stated, “We are pleased with our results for the first quarter which is traditionally our lowest sales quarter with no large flower-gifting holidays. We credit our direct business model, everyday value proposition, and our operational successes which resulted in significant percentage gains in both sales and gross margin. We look forward to the remainder of fiscal 2005 and believe that a significant opportunity still exists to redefine traditional commerce in existing and new categories.”

For the first quarter of fiscal 2005, management believes that the most accurate measure of year-over-year operating performance is pro forma loss from operations, defined as: GAAP earnings or loss excluding stock based compensation expense and the related tax effect. Provide Commerce does not believe the use of pro forma earnings or loss, and the corresponding per share results, lessen the importance of comparable GAAP measures. The pro forma loss, and its reconciliation to the nearest GAAP measure, are included in the attached financial tables. (1)

The pro forma loss for the quarter was $(189,000) compared to $(324,000) for the first quarter of fiscal year 2004. The pro forma per share loss on 11.8 million shares outstanding was $(0.02) for the quarter ended September 30, 2004 versus $(0.06) on 5.8 million shares outstanding for the quarter ended September 30, 2003.

For the three month period, the Company added approximately 117,000 new customers which represents a 30% year-over-year increase compared to 90,000 new customers added in the first quarter of fiscal 2004. In addition, returning customers generated 68.1% of net sales during the quarter, compared to 62.7% in the year-ago quarter, reflecting continued strength in repeat orders along with strong absolute growth. Average order value also increased to $46.96 in the first quarter of fiscal 2005 from $46.56 during the first quarter of fiscal 2004.

Strauss continued, “As was the case throughout fiscal 2004, our first quarter performance was characterized by solid market share gains in the floral business. However, we were also pleased with our Gourmet Food Business Unit, which to date, includes sales from Cherry Moon Farms and Uptown Prime, our premium fruit and meat categories. These categories appeal to both new and existing customers and are driving incremental sales despite being in the early stages of operations. Ultimately, if we continue to focus on creative merchandising, quality product, and value pricing, we believe we may not only replicate our floral success, but increase the diversity of our revenue streams, smooth quarterly earnings, and increase the cash generated from operations. We believe that these are important steps in building a formidable business and key drivers of long term stockholder value.”

Balance Sheet & Liquidity

As of September 30, 2004, the Company had approximately $55.9 million of cash, cash equivalents and marketable securities, $64.3 million of stockholders’ equity, and no bank debt.

Financial Guidance

For the second quarter of fiscal 2005 and the full fiscal year, management believes that the most accurate measure of year-over-year operating performance will be pro forma earnings defined as: GAAP earnings or loss excluding stock based compensation expense and the related tax effect. As stated in previous earnings releases and SEC filings, the cash outlay for taxes will be significantly reduced for the foreseeable future due to Provide Commerce’s net operating loss carry-forwards which currently totals approximately $25 million.

Accordingly, the Company has raised guidance for the fiscal year ending June 30, 2005. Based on the current outlook:

•	Net sales are expected to be between $166.5 to $169.5 million.

•	GAAP net income is expected to be between $7.9 and $8.1 million or $0.57 and $0.59 per fully diluted share.

•	Pro forma earnings are expected to be between $10.6 and $10.9 million or $0.77 and $0.79 per fully diluted share.

•	Fully diluted shares outstanding for fiscal year 2005 are expected to be 13.8 million compared to 12.0 million for fiscal year 2004.

For the second quarter of fiscal 2005:

•	Net sales are expected to be between $31.7 and $32.3 million.

•	GAAP net income is expected to be between $0.3 million and $0.4 million or $0.02 and $0.03 per share.

•	Pro forma earnings are expected to be between $0.8 million and $0.9 million or $0.06 and $0.07 per share.

The Company anticipates non-cash stock based compensation to be approximately $2.9 million for fiscal year 2005. Because stock based compensation is not generally deductible in calculating the Company’s provision for income taxes, the Company anticipates that the effective tax rate for fiscal 2005 will range between 47% and 49%.

Conference Call

A conference call to discuss fiscal first quarter 2005 financial results will be webcast live on Wednesday, November 10, 2004 at approximately 5:00pm Eastern Time on the investor relations section of Provide Commerce’s website, www.providecommerce.com. Listeners may also access the call by dialing 1-877-691-0879. A replay of the conference call is available by dialing 1-877-519-4471 and pin number 5029015.

About Provide Commerce, Inc.

Provide Commerce operates an e-commerce marketplace of websites for perishable goods that consistently delivers fresh, high-quality products direct from the supplier to the customer at competitive prices. The Company’s platform combines an online storefront, proprietary supply chain management technology, established supplier relationships to create a market platform that bypasses traditional supply chains of wholesalers, distributors and retailers. Provide Commerce launched its marketplace in 1998 to sell and deliver fresh cut flowers for everyday and special occasions such as Mother’s Day, Valentine’s Day, birthday and anniversary events through its ProFlowers brand and website, www.proflowers.com. Provide Commerce also offers and fresh fruit and premium meat direct from the supplier through its Gourmet Foods Business Unit. To date, these offerings consist of Cherry Moon Farms, www.cherrymoonfarms.com, and Uptown Prime, www.uptownprime.com. For more information, please visit www.providecommerce.com.

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Forward-looking Statements

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about Provide Commerce and its industry and include, but are not limited to, Provide Commerce increasing the diversity of revenue sources, smoothing financial results period-to-period, and increasing cash generated from operations, as well as increasing and managing overall customer numbers and retention, its overall business and market penetration and its ability to leverage its business model. These statements involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. The risks, uncertainties and assumptions that may affect Provide Commerce, its operating results and your investments, include, but are not limited to, fluctuation in quarterly and annual results, ability to attain and maintain long-term customer satisfaction, its ability to meet projected financial results, scaling of existing infrastructure expansion of its core floral business within the floral business as well as into other perishable product categories, managing challenges in customer retention and translation of perceived customer loyalty into financial results, managing the seasonality of the business and its ability to maximize leverage in the Company’s cost structure, as well as the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, available via Provide Commerce’s website at www.providecommerce.com. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

PROVIDE COMMERCE, INC.

CONDENSED BALANCE SHEETS

(unaudited)

(in thousands)

	Sept. 30, 2004	June 30, 2004
Assets
Current assets:
Cash and cash equivalents	$20,958	$18,210
Marketable securities	34,893	41,218
Accounts receivable, net	1,628	1,372
Inventory, net	1,201	1,343
Prepaid expenses and other current assets	880	652
Deferred tax assets	4,564	4,482

Total current assets	64,124	67,277

Property and equipment, net	5,556	4,626
Deferred tax assets	6,048	5,953
Other assets	2,121	2,369

Total assets	$77,849	$80,225

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and other accrued liabilities	$10,158	$13,010
Accrued compensation	1,720	2,812
Income tax payable		943
Deferred revenue	245	325
Current portion of capital lease	16	48

Total current liabilities	12,139	17,138

Accrued pension costs	674	576
Deferred compensation	688	186

Commitments

Stockholders’ equity:
Common stock	12	12
Additional paid-in capital	98,364	95,974
Deferred compensation	(2,558)	(2,663)
Other comprehensive income (loss)	(28)	(53)
Accumulated deficit	(31,442)	(30,945)

Total stockholders’ equity	64,348	62,325

Total liabilities and stockholders’ equity	$77,849	$80,225

PROVIDE COMMERCE, INC.

STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,
	2004	2003
Net sales	$19,921	$12,950
Cost of sales	10,608	7,335

Gross profit	9,313	5,615

Operating expenses:
Selling and marketing	4,889	2,785
General and administrative	3,875	2,579
Information technology systems	1,139	812
Stock-based compensation	626	188

Total operating expenses	10,529	6,364

Operating loss	(1,216)	(749)
Other income, net	270	12

Loss before income tax benefit	(946)	(737)
Income tax benefit	(449)	—

Net loss	(497)	(737)

Preferred stock dividend	—	(1,500)

Net loss attributable to common stockholders	$(497)	$(2,237)

Net loss per common share:
Basic	$(0.04)	$(0.39)

Diluted	$(0.04)	$(0.39)

Weighted average common shares outstanding:
Basic	11,844,949	5,801,412

Diluted	11,844,949	5,801,412

PROVIDE COMMERCE, INC.

RECONCILING TABLES

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,
	2004	2003
(1) Non-GAAP pro forma loss reconciliation:

Loss attributable to common stockholders	$(497)	$(2,237)
Add back:
Preferred stock dividend	—	1,500
Income tax benefit	(449)	—
Stock-based compensation	626	188

Non-GAAP pro forma loss before taxes	$(320)	$(549)
Pro forma tax benefit	(131)	(225)

Non-GAAP pro forma loss	$(189)	(324)

Non-GAAP pro forma per share loss:
Basic	$(0.02)	$(0.06)

Diluted	$(0.02)	$(0.06)

PROVIDE COMMERCE, INC.

STATEMENT of CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended September, 30
	2004	2003
Operating activities:
Net loss	$(497)	$(737)

Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	599	346
Stock-based compensation	626	188
Tax benefit from the exercise of stock options	340	—
Non-cash interest expense in connection with issuance of warrants for line of credit	—	11
Changes in operating assets and liabilities:
Accounts receivable	(256)	99
Inventory	142	254
Prepaid expenses and other current assets	(228)	64
Accounts payable and other accrued liabilities	(2,852)	(1,503)
Accrued compensation	(1,092)	(956)
Accrued pension costs	98	—
Deferred compensation	502	—
Deferred revenue	(80)	(21)
Accrued and deferred income taxes	(1,120)	—
Other assets	248	(753)

Net cash provided by (used in) operating activities	(3,570)	(3,008)

Investing activities:
Purchase of property and equipment	(1,529)	(491)
Purchases of marketable securities	(7,599)	—
Sales/maturities of marketable securities	13,950	—

Net cash provided by (used in) investing activities	4,822	(491)

Financing activities:
Payment of long-term debt and capital lease Obligations	(32)	(30)
Common stock issued in connection with secondary public offering	1,299	—
Dividend paid to preferred stockholders	—	(1,500)
Proceeds from exercise of common stock options and warrants	229	36

Net cash provided by (used in) financing activities	1,496	(1,494)

Net increase (decrease) in cash and cash equivalents	2,748	(4,993)
Cash and cash equivalents at beginning of the period	18,210	11,496

Cash and cash equivalents at end of the period	$20,958	$6,503